EXHIBIT 10.1
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of June 30, 2012 by and between Cosi, Inc., a Delaware corporation (the “Company”) and Carin Stutz, an individual (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated as of December 12, 2011, effective as of January 1, 2012 (the “Original Agreement”).  Defined terms used in this Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement (as amended hereby, the “Agreement”); and

WHEREAS, the Original Agreement provides that the Company or another party at the Company’s direction shall purchase Executive’s primary residence located in Dallas, Texas at the appraised value as determined by the appraisal rendered thereunder, net of market standard sales commission, on the one hundred eightieth (180th) day following the Effective Date of the Agreement if a sale has not otherwise closed before that date (“Purchase Deadline”); and

WHEREAS, the Company and the Executive desire to amend and modify the Original Agreement to extend the Purchase Deadline on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.           Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Agreement.

2.           The last sentence of Section 6 is hereby amended and modified by extending the purchase deadline for the Executive’s residence located in Dallas, Texas, from 180 days (i.e., June 30, 2012) to 360 days (i.e., December 30, 2012).  Accordingly, the Company or another party at the Company’s direction shall purchase Executive’s primary residence located in Dallas, Texas at the appraised value as determined by the appraisal rendered under the Agreement, net of market standard sales commission, on December 31, 2012 if a sale has not otherwise closed before that date.

3.           This Amendment shall be effective as of June 30, 2012.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

4.   Except for the express provisions of this Amendment, all of the terms, covenants and conditions of the Employment Agreement, and all of the respective rights and obligations of the Company and the Executive hereunder and thereunder, shall remain in full force and effect during the term of the Employment Agreement and are not otherwise modified, altered, amended, revised or changed.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Amendment as of the date first above written.

EXECUTIVE:		COSI, INC.

By:	/s/ Carin Stutz	By:	/s/ Stephen Edwards
	Carin Stutz, CEO & President		Name: Stephen Edwards
Title: Executive Chair of the Board